UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

ARC DOCUMENT SOLUTIONS, INC.

(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all the boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Notice of 2022 Annual Meeting of Stockholders

ARC Document Solutions, Inc.
12657 Alcosta Blvd., Suite 200
San Ramon, CA 94583

DATE AND TIME	Thursday, April 28, 2022, at 9:00 a.m. PDT

PLACE	Virtually at www.virtualshareholdermeeting/ARC2022 There is no physical location for the annual meeting.

ITEMS OF BUSINESS	•	Elect the five directors named in the proxy statement for the 2022 annual meeting of stockholders, each for a term of one year or until their successors are elected and qualified;

	•	Ratify the appointment of Armanino LLP as ARC Document Solutions, Inc.’s independent registered public accounting firm for fiscal year 2022;
	•	Hold an advisory, non-binding vote on executive compensation; and

	•	Transact any other business that may properly come before the annual meeting and any postponements or adjournments of the annual meeting.

RECORD DATE	Stockholders of record at the close of business on March 2, 2022 are entitled to vote at the annual meeting and at any adjournment or postponement thereof.

PROXY VOTING	It is important you vote your shares so they are counted at the annual meeting. You can vote your shares over the internet at the web address included in the Notice of Annual Meeting and included in the proxy card (if you received a proxy card), by telephone through the number included in the proxy card (if you received a proxy card), or by signing and dating your proxy card (if you received a proxy card) and mailing it in the prepaid and addressed envelope.
 By order of the Board of Directors,
1.
Tracey Luttrell
Corporate Counsel and Corporate Secretary
March 25, 2022

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on April 28, 2022: The Notice of 2022 Annual Meeting and Proxy Statement and 2021 Annual Report are available as of today’s date, March 25, 2022, at www.proxyvote.com.
Virtual Meeting Format: Due to COVID-19-related public health restrictions and for the safety and well-being of our stockholders, the 2022 annual meeting will be conducted virtually. You will be able to attend the annual meeting, as well as vote and submit questions during the meeting, by visiting www.virtualshareholdermeeting/ARC2022 and entering your control number. Please refer to the additional logistical details in the accompanying proxy statement for additional information on how to participate in the annual meeting.
Participation in the meeting is limited due to the capacity of the host platform, and access to the meeting will be accepted on a first come, first served basis. Electronic entry to the meeting will begin at 8:45 a.m., PDT, and the meeting will begin promptly at 9:00 a.m. PDT. If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting/ARC2022.
A list of registered stockholders as of the close of business on the record date will be available for examination by any stockholder for any purpose germane to the annual meeting for a period of at least ten days prior to the annual meeting. The stockholder list will also be available to stockholders of record for examination during the annual meeting at the same website.

ARC DOCUMENT SOLUTIONS, INC.

2022 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

ARC DOCUMENT SOLUTIONS, INC.

12657 Alcosta Blvd., Suite 200
San Ramon, CA 94583
(925) 949-5100

March 25, 2022

PROXY STATEMENT

The board of directors of ARC Document Solutions, Inc. is furnishing you with this proxy statement in connection with the solicitation of proxies on its behalf for the 2022 annual meeting of stockholders. Due to the ongoing COVID-19 pandemic, the meeting will be held in a virtual format only at www.virtualshareholdermeeting/ARC2022 on Thursday, April 28, 2022, at 9:00 a.m. PDT. In this proxy statement, we refer to ARC Document Solutions, Inc. as the “Company”, “we”, “us”, “our” or “ARC.”

By submitting your proxy (by signing and returning the enclosed proxy card), you authorize K. Suriyakumar, the Chairman of the Board, President and Chief Executive Officer, and a director of ARC, and Tracey Luttrell, Corporate Counsel and Corporate Secretary, and a director of ARC, to represent you and vote your shares at the meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

We are first sending this proxy statement, form of proxy and accompanying materials to stockholders on or about March 25, 2022.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE AND SUBMIT YOUR PROXY CARD INCLUDED IN THE ENCLOSED ENVELOPE.

ANNUAL MEETING AND VOTING INFORMATION

The board of directors seeks your proxy for use in voting at the annual meeting or any postponements or adjournments of the meeting. The annual meeting will be held in a virtual format only at www.virtualshareholdermeeting/ARC2022 on Thursday, April 28, 2022, at 9:00 a.m. PDT. If you encounter difficulties accessing the virtual meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting/ARC2022.

We intend to begin mailing this proxy statement, the attached notice of annual meeting, the accompanying proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, on or about March 25, 2022, to all holders of our common stock entitled to vote at the meeting. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

Purpose of the Annual Meeting

At the annual meeting, ARC stockholders will vote on the following items:

1.The election of the five directors named in this proxy statement, each for a term of one year or until their successors are elected and qualified;
2.Ratification of the appointment of Armanino LLP as the Company’s independent registered public accounting firm for fiscal year 2022; and
3.An advisory, non-binding vote on executive compensation.

Stockholders also will transact any other business that may properly come before the meeting. Members of ARC’s management team and representatives of Armanino LLP (“Armanino”), the Company’s independent registered public accounting firm for fiscal year 2021, will be present at the meeting and available to respond to appropriate questions from stockholders. Representatives of Armanino will also make a statement if they so desire.

Admission to the Annual Meeting

All record or beneficial owners of ARC’s common stock may attend the virtual annual meeting online. To be admitted as a participant in the annual meeting, you will need to log on at www.virtualshareholdermeeting/ARC2022 and enter the control number found on your proxy card, voting instruction form, or previously received notice. If you did not receive a control number, please follow the instructions provided by your broker. We encourage you to log on 15 minutes prior to the start time for the meeting. Questions may be submitted before or during the annual meeting. To submit a question in advance, visit www.virtualshareholdermeeting/ARC2022 before 8:59 a.m. PDT, on April 28, 2022, and enter a valid control number. As many stockholder questions will be answered as time permits. We may not respond to questions that are not pertinent to meeting matters or our business. Single responses to a group of substantially similar questions may be provided to avoid repetition. We ask that attendees please help us keep the proceedings orderly and follow the annual meeting rules of conduct.

Record Date

The record date for the annual meeting is March 2, 2022. Only stockholders of record at the close of business on that date are entitled to vote at the meeting. The only class of stock entitled to be voted at the meeting is ARC’s common stock. Each outstanding share of common stock is entitled to one vote on each matter presented for a vote at the meeting. At the close of business on the record date, there were 43,205,623 shares of ARC common stock outstanding.

Quorum

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in attendance virtually or by proxy, of the holders of a majority of the shares of ARC common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes. If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

Required Vote

Proposal 1 The affirmative vote of a plurality of the votes cast at the meeting is required to elect the five nominees for director named in Proposal 1. This means that the five nominees for director receiving the highest number of votes cast will be elected. If you vote to abstain or withhold your vote with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum.

Proposals 2 and 3 Approval of Proposals 2 and 3 requires the affirmative vote of a majority of the shares present at the meeting or by proxy and entitled to vote, assuming a quorum is present.

Routine and Non-Routine Matters

Proposal 2 (ratification of the appointment of Armanino as our independent registered public accounting firm for 2022) is a routine matter under the New York Stock Exchange (“NYSE”) rules. A broker or other nominee may vote in its discretion on behalf of clients that have not provided voting instructions.

Proposal 1 (election of directors) and Proposal 3 (advisory vote on executive compensation) are non-routine matters under the NYSE rules. This means that if your shares are held by your broker or other nominee in “street name,” and you do not provide your broker or other nominee with instructions on how to vote your shares, your broker or nominee will not be permitted to vote your shares on Proposals 1 and 3. This will result in broker non-votes.

Voting Shares Held in “Street Name”

If your shares are held by a broker or other nominee, you are considered the beneficial owner of shares held in “street name.” If your shares are held in “street name,” these proxy materials are being forwarded to you by your broker or nominee (the record holder), along with a voting instruction card. As the beneficial owner of shares held in “street name,” you have the right to instruct your broker or nominee how to vote your shares and your broker or nominee is required to vote your shares in accordance with your instructions. If you do not give instructions to your broker or nominee, your broker or nominee will nevertheless be entitled to vote your shares with respect to routine items, but will not be permitted to vote your shares with respect to non-routine items. See the item above entitled “Routine and Non-Routine Matters” for additional details on routine and non-routine matters.

As the beneficial owner of shares, you are invited to attend the meeting. Beneficial owners who did not receive a 16-digit control number from their bank or brokerage firm who wish to attend the meeting should follow the instructions from their bank or brokerage firm, including any requirement to obtain a legal proxy. Most brokerage firms or banks allow a stockholder to obtain a legal proxy either online or by mail.

Treatment of Abstentions, Withhold Votes and Broker Non-Votes

Abstentions and Withhold Votes. You may vote to abstain or withhold your vote on any of the matters to be voted on at the annual meeting. Abstentions and withhold votes will be treated as shares present for determining whether a quorum is present at the annual meeting. Abstentions and withhold votes will have no effect on the vote to elect our directors (Proposal 1), who are elected by a plurality of votes, but will be counted as votes against the ratification of the appointment of our independent registered public accounting firm (Proposal 2) and as votes against the proposal regarding an advisory, non-binding vote on executive compensation (Proposal 3).

Broker Non-Votes. Broker non-votes occur when a broker or other nominee is unable to vote on a non-routine item because of a lack of instructions from the beneficial holder (or the holder in “street name”). Shares that are subject to broker non-votes will be treated as shares present for quorum purposes, but will not be counted for or against any particular proposal. If you do not provide your broker or nominee with instructions on how to vote your shares held in “street name,” your broker or nominee will not be permitted to vote your shares on non-routine items. Under NYSE rules, Proposals 1 and 3 are non-routine items and Proposal 2 is a routine item. Your broker or nominee is not entitled to vote your shares on Proposals 1 and 3 without specific instructions from you on how to vote. Your broker or nominee is entitled, however, to vote your shares on Proposal 2 without your instructions. If you are the beneficial owner of ARC shares, we strongly encourage you to provide instructions to your broker regarding the voting of your shares.

Voting Instructions

If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, or submit your vote via electronic or telephonic means, it will be voted in accordance with your instructions. By doing so, you are authorizing the individuals listed on the proxy card to vote your shares in accordance with your instructions. The enclosed envelope requires no additional postage if mailed in either the United States or Canada.

If you are a record holder as of March 2, 2022, you will be able to vote by telephone, by the internet, by mail , or at the virtual annual meeting.

•TO VOTE BY TELEPHONE; Call toll-free 1-800-690-6903, 24 hours a day, seven days a week, until 11:59 p.m., ET on April 27, 2022. Use any touch-tone telephone to transmit your voting instructions, and have your proxy card in hand when you call and then follow the instructions.

•TO VOTE BY INTERNET: At www.virtualshareholdermeeting/ARC2022 you can transmit your voting instructions until 11:59 p.m., ET on April 27, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

•TO VOTE BY MAIL: Mark, sign and date you proxy card and return it in the postage-paid envelope that was provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you are the beneficial holder of shares held in "street name" and you did not receive a 16-digit control number from your bank or brokerage firm and you wish to attend the meeting, you should follow the instructions from your bank or brokerage firm, including any requirement to obtain a legal proxy.

If your shares are held in “street name,” you may be able to vote your shares electronically by telephone or on the internet. A large number of banks and brokerage firms participate in a program provided through Broadridge Financial

Solutions, Inc. that offers telephone and internet voting options. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may vote those shares electronically by telephone or on the internet by following the instructions set forth on the voting form provided to you by your record holder.

Revoking your Proxy

If you are the record holder of your shares, you may revoke your proxy at any time before your shares are voted and change your vote:

•by signing another proxy with a later date and delivering it prior to the annual meeting in accordance with the instructions set forth in this proxy statement;
•by giving written notice of your revocation to the Corporate Secretary of ARC prior to the meeting or by voting at the meeting; or
•by attending the annual meeting virtually and voting at the annual meeting.

Your attendance at the virtual meeting itself will not revoke your proxy unless you give written notice of revocation to our Corporate Secretary before your proxy is voted or you vote in person at the meeting. Any written notice of revocation, or later dated proxy, should be delivered to:

ARC Document Solutions, Inc.
12657 Alcosta Blvd., Suite 200
San Ramon, CA 94583
Attention: Tracey Luttrell, Corporate Secretary

If your shares are held in “street name” through a broker, bank or other nominee, please refer to the instructions they provide regarding how to vote your shares or to revoke your voting instructions. The availability of telephone and internet voting depends upon the voting processes of the broker, bank or other nominee.

Tabulating Votes

Broadridge Financial Solutions, Inc. will tabulate and certify the votes. In addition, Broadridge Financial Solutions, Inc. will provide an inspector of election at the annual meeting.

Solicitation of Proxies

ARC is soliciting your proxy to vote on matters that will be presented at the annual meeting. Solicitation of proxies will be primarily by mail. We will bear the cost of soliciting proxies from beneficial owners of our shares. In addition to solicitation by mail, our directors, officers, employees, and agents may solicit proxies by telephone, internet, or otherwise. These directors, officers, and employees will not be additionally compensated for the solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries, and other custodians who hold our shares of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners of our shares for their reasonable expenses incurred in forwarding such materials.

Other Business

We know of no other business that will be presented at the annual meeting. If any other matter properly comes before the Company’s stockholders for a vote at the meeting, the proxy holders will vote your shares in accordance with their best judgment.

PROPOSAL 1
ELECTION OF DIRECTORS

Nominees for Director

The board of directors currently consists of five directors who have been nominated for re-election at the annual meeting to serve for a term of one year or until his or her successor is duly elected and qualified. The board is not classified and thus all of our directors are elected annually.

Each of the nominees has consented to being named in this proxy statement and has agreed to serve as a member of the board if elected. The Company has no reason to believe that any nominee will be unable to serve. If a nominee is unable to stand for election, the board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority to vote.

The affirmative vote of a plurality of the votes cast at the meeting is required to elect the five director nominees listed below. This means that the five nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them will be elected as directors.

The following table sets forth the name of each nominee, the year in which each nominee first became a director of ARC and the nominee’s age as of March 2, 2022. Each of the nominees has served continuously on the board since first becoming a director of ARC.

Director	Year Elected	Age
Kumarakulasingam Suriyakumar	1998(1)	68
Bradford L. Brooks	2018	54
Cheryl Cook	2018	58
Tracey Luttrell	2020	53
Mark W. Mealy	2005	64
_______________
(1)Served as an advisor of American Reprographics Holdings, L.L.C., a California limited liability company (“Holdings”), since 1998 and as a director of the Company since October 2004. We were previously organized as Holdings and immediately prior to our initial public offering on February 9, 2005, we reorganized as American Reprographics Company, a Delaware corporation, and subsequently changed our name to ARC Document Solutions, Inc.

The following is a brief description of the principal occupation and business experience of each of our directors and nominees standing for election, and their other affiliations.

Kumarakulasingam (“Suri”) Suriyakumar has served as our President and Chief Executive Officer since June 1, 2007, and he served as our President and Chief Operating Officer from 1991 until his appointment as Chief Executive Officer. On July 24, 2008, Mr. Suriyakumar was appointed Chairman of our board of directors. Mr. Suriyakumar served as an advisor of Holdings from March 1998 until his appointment as a director of the Company in October 2004. Mr. Suriyakumar joined Micro Device, Inc. (our predecessor company) in 1989. He became the Vice President of Micro Device, Inc. in 1990. Prior to joining the Company, Mr. Suriyakumar was employed with Aitken Spence & Co. LTD, a highly diversified conglomerate and one of the five largest corporations in Sri Lanka. Mr. Suriyakumar currently serves as Chairman of the board of directors of Mobitor, L.L.C., a privately-held company. ARC’s board believes that as a founder of the Company with tremendous industry knowledge, a strong following within the Company, and demonstrated leadership skills in a variety of economic and market-driven environments, Mr. Suriyakumar possesses unmatched experience in, and insight into, all aspects of our business, and his service on the board is invaluable to ARC.

    Bradford L. Brooks has served as CEO of Censys, Inc., a leading provider of continuous attack surface management, since January 2022. Previously, Mr. Brooks served as President and CEO of OneLogin, a global leader in cloud-based identity and access management as a service, from August 2017 to October 2021. From January 2015 to June 2017, Mr. Brooks was CMO as well as the executive leader of product management and engineering for DocuSign. Mr. Brooks held senior executive level positions at Juniper Networks and Microsoft prior to DocuSign. The board believes that Mr. Brooks’

extensive experience across multiple technology sectors, and his extensive executive leadership experience in enterprise-level technology product management, and in sales and marketing have provided him with a deep understanding of business matters. His business understanding, coupled with his broad operational expertise, his independent director status and the fact that our board of directors has determined that he is an “audit committee financial expert” under SEC guidelines in light of his understanding of accounting and financial reporting, make his service on the board valuable to ARC. Mr. Brooks has a Bachelor of Science in Economics from California State University, Chico, and a Masters of International Management from Thunderbird School of Global Management, Arizona State University.

Cheryl Cook is currently a Senior Vice President at Dell EMC, and is responsible for spearheading development and strategy for Dell’s Global Partner Marketing Organization and driving long-term partner marketing strategy. She joined Dell in 2011 from Nuance Communications, where she served as a Senior Vice President from February 2010 to February 2011, managing sales across all lines of business. Previously Ms. Cook was a Senior Vice President at Sun Microsystems. Ms. Cook’s business understanding, coupled with her broad sales and marketing expertise in technology fields and her independent director status, make her service on the board valuable to ARC. Ms. Cook has a Bachelor of Science in Computer Science from the University of Florida.

Tracey Luttrell joined ARC as its Corporate Counsel and Corporate Secretary in August 2018, a role that she previously held from 2008 to 2012. Prior to her role with the Company, Ms. Luttrell practiced corporate law with several law firms, including Wilson Sonsini Goodrich & Rosati, a preeminent Silicon Valley law firm, and she held a business development role with RGP, a global consulting firm. She has extensive experience working as counsel to public and private companies in a variety of industry sectors, and holds her law and undergraduate degrees from McGill University in Montreal, Canada. Ms. Luttrell’s experience as an attorney with strong experience with companies in different industry sectors, combined with her knowledge and understanding of the Company gained from years working as its Corporate Counsel and Corporate Secretary, make her service on the board valuable to ARC.

Mark W. Mealy has served as Managing Partner of Colville Capital LLC, a private investment firm, since October 2005. Mr. Mealy also served as the Managing Director and Group Head of Mergers and Acquisitions of Wachovia Securities, Inc., an investment banking firm, from March 2000 until October 2004. Mr. Mealy served as the Managing Director, Mergers and Acquisitions, of First Union Securities, Inc., an investment banking firm, from April 1998 to March 2000, and as the Managing Director of Bowles Hollowell Conner & Co., an investment banking firm, from April 1989 to April 1998. Mr. Mealy is currently a director of the following companies: Motion & Flow Control Products, Inc., Kurz Industrial Solutions, Inc. and Stored Energy Holdings, Inc. The board believes that Mr. Mealy’s financial acumen, experience in mergers and acquisitions, his independent director status and the fact that our board of directors has determined that he is an “audit committee financial expert” under SEC guidelines, given his understanding of accounting and financial reporting, make his service on the board valuable to ARC. Mr. Mealy has a Bachelor of Arts degree from the Woodrow Wilson School of Public and International Affairs at Princeton University.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE ELECTION OF EACH OF THE FIVE DIRECTOR NOMINEES LISTED ABOVE

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Appointment of Auditors

Armanino has been our independent registered public accounting firm and has audited our financial statements since 2020. Stockholders are asked to ratify the appointment of Armanino at the annual meeting. Representatives of Armanino will attend the annual meeting, will have an opportunity to make a statement if they desire and will be available to respond to questions, as appropriate.

Auditor Fees

A summary of the services provided by Armanino, our independent registered public accounting firm for the fiscal years ended December 31, 2021 and December 31, 2020, and fees billed for such services (in thousands), is as follows:

	2021	2020
Audit fees (1)	$605	$490
Audit related fees	—	—
Tax fees	—	—
All other fees	$—	$—
Total	$605	$490
_______________
(1)Consists of aggregate fees billed or expected to be billed for professional services rendered for the audit of our annual consolidated financial statements for the fiscal years ended December 31, 2021 and 2020, respectively, and reviews of our condensed consolidated financial statements in our quarterly reports during the fiscal years ended December 31, 2021 and 2020, respectively. Out-of-pocket expenses of $27,352 and $20,334 for the fiscal years ended December 31, 2021 and 2020, respectively, are not included in the amounts shown above.

Pre-Approval of Audit and Non-Audit Services

The Audit Committee has adopted a pre-approval policy governing the engagement of the Company’s independent registered public accounting firm for all audit and non-audit services. The Audit Committee’s pre-approval policy provides that the Audit Committee must pre-approve all audit services and non-audit services to be performed for the Company by its independent registered public accounting firm prior to their engagement for such services. The Audit Committee pre-approval policy establishes pre-approved categories of certain non-audit services that may be performed by the Company’s independent registered public accounting firm during the fiscal year, subject to dollar limitations that may be set by the Audit Committee. Pre-approved services include certain audit related services, tax services and various non-audit related services. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee may delegate pre-approval authority to one or more of its members. The member(s) to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next meeting. One hundred percent of the services provided in 2021 and 2020 by Armanino, the Company’s independent registered public accounting firm for fiscal years 2021 and 2020, were approved by the Audit Committee in accordance with the pre-approval procedures described above.

Under Company policy and/or applicable rules and regulations, the independent registered public accounting firm is prohibited from providing the following types of services to the Company: (1) bookkeeping or other services related to the Company’s accounting records or financial statements, (2) financial information systems design and implementation, (3) appraisal or valuation services, fairness opinions or contribution-in-kind reports, (4) actuarial services, (5) internal audit outsourcing services, (6) management functions, (7) human resources, (8) broker-dealer, investment adviser or investment banking services, and (9) legal services.

The Audit Committee has sole authority to appoint ARC’s independent registered public accounting firm for fiscal year 2022 pursuant to the terms of the Audit Committee Charter. Although ratification of our selection of Armanino is not required by our bylaws, NYSE listing standards or otherwise, we are asking our stockholders to do so as a matter of sound corporate governance. The board appreciates the input from our stockholders on the selection of our independent accounting firm. If the selection of Armanino is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
RATIFICATION OF ARMANINO AS ARC’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022

PROPOSAL 3
ADVISORY, NON-BINDING VOTE ON EXECUTIVE COMPENSATION

We received a majority vote for our executive compensation program at our 2021 annual meeting, with 89% of our stockholders who voted at the meeting approving our compensation practices.

In 2018, the SEC amended the definition of “smaller reporting company” (“SRC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to allow more companies to take advantage of scaled disclosures (including disclosures regarding executive compensation). ARC is an SRC under the amended definition and, as such, we are taking advantage of the reduced disclosure requirements regarding executive compensation, including the omission of the “Compensation Discussion and Analysis” section, as set forth under the Executive Compensation section, beginning on page 22 of this proxy statement.

It should be noted, however, that our compensation program for 2021 was based on pre-determined criteria and performance expectations similar to the program that was in place for 2020.

We are requesting approval, in a non-binding vote, of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation rules of the U.S. Securities and Exchange Commission, including in the compensation tables and the related narrative discussion contained in the Company’s 2022 Proxy Statement, is approved.”

The stockholder vote on Proposal 3 is advisory in nature and, thus, is not binding on the Company. The Compensation Committee, however, values the views expressed by the Company’s stockholders in their vote on this proposal and, as it did in 2021 following ARC’s annual meeting, will consider the outcome of the vote when making future compensation decisions for the Company’s executive officers named in the Summary Compensation Table in the "Executive Compensation" section below (“NEOs”).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE APPROVAL OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS
DISCLOSED IN THE 2022 PROXY STATEMENT

CORPORATE GOVERNANCE PROFILE

We are committed to good corporate governance practices. As such, we have adopted corporate governance guidelines to enhance the effectiveness of our corporate governance practices. A copy of our Corporate Governance Guidelines can be accessed on our investor relations website, ir.e-arc.com, by selecting “Corporate Governance” from the navigation menu. You can request a printed copy of our Corporate Governance Guidelines, at no charge, by contacting Investor Relations at (925) 949-5100 or by sending a request by mail to 12657 Alcosta Blvd., Suite 200, San Ramon, CA 94583, Attention: David Stickney, Vice President Corporate Communications.

Our Corporate Governance Guidelines govern board member responsibilities, committees, compensation, access, education, management succession, and performance evaluation, among other things. The guidelines also set forth a non-exhaustive list of director qualification standards and the factors to be considered in making nominations to the board. While the selection of qualified directors is a complex, subjective process that requires consideration of many factors, our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will take into account the judgment, experience, skills and personal character of any candidate, as well as the overall needs of the board, in considering board candidates. Additional information on this process is set forth below in the section entitled “Director Qualifications.”

We have adopted a Code of Conduct applicable to all employees, officers and directors, including our President and Chief Executive Officer and our Chief Financial Officer, which meets the definition of a “code of ethics” set forth in Item 406 of Regulation S-K of the Exchange Act. A copy of our Code of Conduct can be accessed on our investor relations website, ir.e-arc.com, by selecting “Corporate Governance” from the navigation menu. We will post any amendments to the Code of Conduct, and any waivers that are required to be disclosed by the rules of either the SEC or the NYSE, on our website.

Director Independence

Under our Corporate Governance Guidelines, independent directors must comprise a majority of our board. Our board has adopted independence requirements that reflect applicable NYSE rules and evaluates the independence of our directors annually, and at other appropriate times (e.g., in connection with a change in employment status) when a change in circumstances could potentially impact the independence of one or more directors.

In determining the independence of a director, the board considers whether a material relationship exists between the Company and each director, and all relevant facts and circumstances, including:

•The nature of any relationships with the Company;
•The significance of the relationship with the Company, the other organization and the individual director;
•Whether or not the relationship is solely a business relationship in the ordinary course of the Company’s and the other organization’s businesses, and does not afford the director any special benefits;
•Any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships and such other criteria as the board may determine from time to time; and
•If a proposed director serves as an executive officer, director or trustee of a tax exempt organization, whether contributions from the Company, or any of its consolidated subsidiaries, to such tax exempt organization in any of the last three fiscal years are less than the greater of (i) $1 million or (ii) 2% of the consolidated gross revenues of such tax exempt organization for its last completed fiscal year.

Pursuant to our Corporate Governance Guidelines, all members of the Audit Committee must also meet the following requirements:

•Audit Committee members may not receive, directly or indirectly, any consulting, advisory or other compensatory fees from the Company or any of its subsidiaries (other than director fees paid for service on the Audit Committee, the board, or any other committee of the board).
•No member of the Audit Committee may be an “affiliated person” (as defined under applicable SEC rules) of the Company or any of its subsidiaries.

After considering our Corporate Governance Guidelines and the NYSE independence standards, the board has determined that, in its judgment, all of our current directors and director nominees are independent, except for Mr. Suriyakumar, a current director, Chairman of the Board and our President and Chief Executive Officer, and Ms. Luttrell, a current director and our Corporate Counsel and Corporate Secretary. The Board has also determined that each current member of the Audit Committee satisfies the additional SEC independence requirements applicable to audit committee members, and that each current member of the Compensation Committee satisfies the enhanced independence requirements of the NYSE listing standards.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible under its charter for recommending to the full board of directors the director nominees for election by our stockholders and for identifying and recommending candidates to fill any vacancies that may occur on the board. The Nominating and Corporate Governance Committee may use a variety of sources to identify candidates, including recommendations from independent directors or members of management, search firms, communications with other persons who may know of suitable candidates to serve on the board and stockholder recommendations.

Evaluations of director candidates who would be new to the board (other than nominees recommended by our stockholders, as described below) include evaluations of the candidate’s background and qualifications by the Nominating and Corporate Governance Committee and deliberations of the Nominating and Corporate Governance Committee and the full board. The Nominating and Corporate Governance Committee then recommends the candidate to the full board, with the full board selecting the candidate to be nominated for election by our stockholders or to be elected by the board to fill a vacancy.

In connection with its recommendations to the board of nominees for election at each annual meeting, the Nominating and Corporate Governance Committee considers the size of the board and the criteria set forth below to recommend nominees who, individually and as a group and collectively with directors who are already serving on the board, the Committee believes comprise the skills, experiences and qualifications the board needs to exercise its oversight function.

Director Qualifications

While the Nominating and Corporate Governance Committee has not established an exhaustive list of specific minimum qualifications for board members, desired personal qualifications and attributes of directors include mature, practical and sound judgment; independence necessary to make an unbiased evaluation of management’s performance and effectively carry out oversight responsibility; experience as a business leader; the ability to comprehend and analyze complex matters; strong personal and professional ethics and integrity; and a spirit of cooperation and collegiality that will enable our directors to interact effectively.

The board believes that each nominee named in this proxy statement possesses the characteristics described above. Our directors possess extensive experience, including leadership experience from various industry sectors, which, collectively, provide an understanding of different business processes, challenges and strategies. The diverse background and experiences of our directors (as described in the biographical information set forth under “Proposal 1 - Election of Directors”) complement one another and provide a solid leadership framework required for the board to exercise its oversight function.

Board Diversity

The Company strives for diversity among its board members, management and employees. We have long embraced inclusion, diversity and equity in our workforce from the top down. Our Chairman and Chief Executive Officer, our Chief Operating Officer and our Chief Technology Officer are Southeast Asian, our Chief Financial Officer is Hispanic, and our Corporate Counsel and Corporate Secretary is a woman. Similar racial and gender diversity is represented across our workforce. In keeping with this strategy, the primary goal of board composition is to achieve a diverse and complementary set of backgrounds and experiences that will benefit the strategic direction of the Company. In considering director nominees, the Nominating and Corporate Governance Committee takes into consideration those factors it considers appropriate to address the needs and situation of the Company at the time. While the Nominating and Corporate Governance Committee does not have a formal policy regarding diversity, in practice, the Committee actively seeks candidates that offer diverse points of view about our business. It carefully considers the nominees’ differences in background, experience, gender, and race, education, and overall skill set in order to ensure complementary perspectives and areas of expertise. This approach has provided a current board comprised of both male and female directors with diverse professional experiences, including individuals from the construction industry, cloud-based technology businesses and financial and services sectors. The diverse backgrounds and experiences of our current and nominated directors are described in the biographical information included under “Proposal 1 - Election of Directors.”

Board Leadership Structure and Risk Oversight

Board Leadership Structure

Our board is currently comprised of three independent directors and two employee directors. Mr. Suriyakumar has served as our President and Chief Executive Officer since 2007 and as the chairman of our board of directors since 2008. Ms. Luttrell has served as our Corporate Counsel and Corporate Secretary for several years. We believe that our current board leadership structure is appropriate for the Company because it allows for common, strong leadership, with one individual having primary responsibility for both board-level and operational matters. We believe that this structure eliminates the potential for confusion, promotes efficiency and provides clear leadership, which is appropriate for our company which has widespread domestic and international operations.

Our board has designated Mr. Brooks, one of our independent directors, to serve as lead independent director. The lead independent director chairs regularly-scheduled executive sessions of the independent directors without management present; serves as the primary point of contact between members of management and the board, which facilitates communications and promotes efficiency; and performs such other functions as the independent directors may designate from time to time.

Risk Oversight

Senior management is responsible for assessing and managing the Company’s exposure to risk on a day-to-day basis. Our board is responsible for general oversight of management in its assessment and management of day-to-day risks that affect the Company. The board fulfills its general risk oversight function periodically during board and board committee meetings. To supplement the board’s general risk oversight function, the Audit Committee monitors the Company’s financial statements and regularly reviews the Company’s major financial risk exposures (and the steps management has taken to mitigate such exposures) and the Company’s internal control over financial reporting. The Audit Committee also provides general oversight to the Company’s internal audit and compliance functions. The Compensation Committee monitors the design and implementation of the Company’s executive compensation program, as well as compensation matters relating to certain non-executive employees. The Board oversees the Company’s processes to manage risk and the Company’s cybersecurity program. Management is responsible for the development, implementation and maintenance of the risk management processes and cybersecurity program. The Board consults with the Company’s Chief Technology Officer regarding ongoing cybersecurity initiatives, and requests such individual, together with senior management, to report to the full board regularly on their assessment of operational, financial and accounting, competitive, reputational, cybersecurity and legal risks to the Company.

Stock Ownership Guidelines

ARC’s Nominating and Corporate Governance Committee maintains minimum stock ownership requirements for the board’s independent directors and all NEOs, which include a five-year window in which such ownership requirements should be met. The ownership threshold for the board’s independent directors is three times their annual cash retainer. The ownership threshold for our CEO is five times his base salary and the threshold for our other NEOs is two times their respective base salaries. Stock ownership for the purpose of the Stock Ownership Guidelines includes shares owned directly or indirectly; restricted shares (excluding restricted shares that remain subject to achievement of performance goals); and excludes stock options.

Clawback Policy

ARC maintains an executive compensation recovery policy pursuant to which the Company will seek to recover or cancel any performance-based compensation paid to an executive officer during the three-year period preceding the date as of which the Company is required to prepare restated financial results, in the event of ARC’s material noncompliance with financial reporting requirements of applicable securities laws, to the extent that such compensation exceeds the amount that would have been paid to the executive officer had it been based on the restated results. The board of directors is authorized to administer this policy consistent with the requirements of Section 10D of the Exchange Act and applicable rules or standards adopted by the SEC and the NYSE or such other national exchange on which ARC’s shares may be listed.

Anti-Hedging Policy

Our insider trading policy prohibits directors, executive officers and certain other designated employees from engaging in speculative transactions in the Company’s securities, such as trades in puts, calls and short sales and the purchase of securities on margin.

Director Attendance at Board and Committee Meetings

In 2021, no board member attended or participated in less than 75% of the aggregate of (i) the total number of board meetings (held during the period that such person served as a director) and (ii) the total number of meetings held by all board committees on which such person served (held during the period that such person served as a committee member). Our Corporate Governance Guidelines provide that it is the responsibility of individual directors to make themselves available to attend Board meetings on a consistent basis.

Board Meetings

Our board of directors held six meetings in 2021. In addition to the six board of directors meetings, all of our directors attended the 2021 annual meeting of stockholders.

Board Committees

Our board has the following committees: Audit Committee; Compensation Committee; and Nominating and Corporate Governance Committee. Committee memberships are currently as follows:

Nominating and Corporate Governance
Audit Committee	Compensation Committee	Committee
Mark W. Mealy	Bradford L. Brooks	Cheryl Cook
(Chairperson)	(Chairperson)	(Chairperson)
Bradford L. Brooks	Cheryl Cook	Bradford L. Brooks
Cheryl Cook	Mark W. Mealy	Mark W. Mealy

Each of our committees is governed by a charter. The charters for our board committees may be found in the Corporate Governance section on our investor relations website, ir.e-arc.com, and are available, at no cost, to any stockholder who requests them by contacting Investor Relations at (925) 949-5100 or by sending a request by mail to 12657 Alcosta Blvd., Suite 200, San Ramon, CA 94583, Attention: David Stickney, Vice President Corporate Communications. The information on our investor relations website is not a part of this proxy statement.

Audit Committee

The functions of our Audit Committee are described in the Audit Committee Charter and include, among other things, the following: (i) reviewing the adequacy of our internal accounting controls; (ii) reviewing the results of the independent registered public accounting firm’s annual audit, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management; (iii) reviewing our audited financial statements and discussing the statements with management; (iv) reviewing disclosures by our independent registered public accounting firm concerning relationships with the Company and the performance of our independent registered public accounting firm and annually recommending the independent registered public accounting firm; and (v) preparing such reports or statements as may be required by securities laws. The Audit Committee Charter provides that the Audit Committee shall meet as often as it determines advisable but no less than quarterly.

Our board of directors has determined that all of the members of the Audit Committee meet the requirements for financial literacy that are applicable to audit committee members under the rules and regulations of the SEC and NYSE. Our board of directors also has determined that a majority of the members of our Audit Committee are “audit committee financial experts” as defined by the applicable rules of the SEC and NYSE.

The Audit Committee held five meetings in 2021.

Compensation Committee

The functions of the Compensation Committee are described in the Compensation Committee Charter and include, among other things, evaluating and approving director and officer compensation, benefit and perquisite plans, and compensation policies and programs. The Committee may form and delegate authority to subcommittees when appropriate. Members of a subcommittee may include directors of the Company, employees of the Company, consultants or any other parties as determined by the Committee in its sole discretion.

The Compensation Committee held three meetings in 2021.

Nominating and Corporate Governance Committee

The functions of the Nominating and Corporate Governance Committee are described in the Nominating and Corporate Governance Committee Charter and include, among other things, identifying individuals qualified to become members of the board, selecting or recommending to the board the nominees to stand for election as directors or to fill any vacancies that may occur on the board, developing and recommending to the board a set of corporate governance principles, and overseeing the evaluation of the board.

The Nominating and Corporate Governance Committee held three meetings in 2021.

All of the nominees listed under “Proposal 1 – Election of Directors” are directors standing for re-election.

Stockholder Recommendations of Director Nominees

Our stockholders may recommend director nominees, and the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. We have not received any recommendations from our stockholders requesting that the board or any of its committees consider a nominee for inclusion in the board’s slate of nominees presented in this proxy statement for our 2022 annual meeting. A stockholder wishing to submit a director nominee recommendation for future annual meetings of stockholders must comply with the applicable provisions of our Second Amended and Restated Bylaws, as described in the section of this proxy statement entitled “Stockholder Proposals for the 2023 Annual Meeting.” Nominees recommended by stockholders will be evaluated in the same manner as nominees recommended by the board and the Nominating and Corporate Governance Committee will consider all relevant qualifications, as well as the needs of the Company, in order to comply with applicable NYSE and SEC rules.

Stockholder Communications with Directors

Stockholders seeking to communicate with the board should send correspondence to the attention of our Corporate Secretary at ARC Document Solutions, Inc., 12657 Alcosta Blvd., Suite 200, San Ramon, CA 94583. The Corporate Secretary will forward all such communications (excluding routine advertisements and business solicitations and other communications described below) to each member of the board, or if applicable, to the individual director(s) named in the correspondence.

ARC reserves the right to screen materials sent to its directors for potential security risks and/or harassment purposes, and ARC also reserves the right to verify ownership status before forwarding stockholder communications to the board and/or individual directors.

The Corporate Secretary will determine the appropriate timing for forwarding stockholder communications to the directors. The Corporate Secretary will consider each communication to determine whether it should be forwarded promptly or compiled and sent with other communications and other board materials in advance of the next scheduled board meeting.

If a stockholder or other interested person seeks to communicate exclusively with the non-employee directors, such communication should be sent directly to the Corporate Secretary who will forward any such communication directly to the Chairman of the Nominating and Corporate Governance Committee. The Corporate Secretary will first consult with and receive the approval of the Chairman of the Nominating and Corporate Governance Committee before disclosing or otherwise discussing the communication with members of management or directors who are members of management.

DIRECTOR COMPENSATION

Cash Compensation

We pay an annual cash fee of $65,000 to each of our non-employee directors, payable quarterly. In addition, non-employee directors receive $5,000 cash per year for duties as chairperson of any board committee.

Equity Compensation

In addition to cash fees, we grant each non-employee director a restricted stock award under our current stock incentive plan for that number of shares of our common stock having an aggregate grant date value equal to $60,000, based on the closing price of our common stock on the NYSE on the date of grant. These restricted stock awards are intended to compensate non-employee directors for their service over the coming year. Each restricted stock award granted to our non-employee directors during each fiscal year vests 100% on the one-year anniversary of the grant date.

Reimbursements

We reimburse our employee and non-employee directors for reasonable travel expenses relating to attendance at board meetings and participation in director continuing education.

The following table summarizes compensation earned by our non-employee directors during fiscal year 2021. Mr. Suriyakumar, Chairman of the Board and our President and Chief Executive Officer, does not receive compensation for serving on our board of directors. Similarly, Ms. Luttrell, our Corporate Counsel and Corporate Secretary, does not receive compensation for her service on our board.

Director Compensation
For Fiscal Year Ended December 31, 2021

	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total(4)
Director	($)	($)	($)	($)	($)	($)
Bradford L. Brooks (5)	$66,250(6)	60,000	—	—	—	$126,250
Cheryl Cook	$61,250	60,000	—	—	—	$121,250
Dewitt Kerry McCluggage (7)	$66,250(8)	60,000	—	—	—	$126,250
Mark W. Mealy	$66,250(9)	60,000	—	—	—	$126,250
_______________
(1)Reflects an increase in annual cash fee payable to our non-employee directors effective as of the second quarter of 2021.
(2)Reflects individual awards of 28,301 restricted shares of our common stock granted under our 2021 Incentive Plan to each non-employee director, which were outstanding as of December 31, 2021. One hundred percent of the shares subject to restricted stock awards granted in 2021 vest on the one-year anniversary of the grant date.
(3)The amounts shown in this column reflect the fair value at the time of grant in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 718, Share-Based Payment. For a description of the assumptions and methodologies used to calculate the amounts in the table, see Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
(4)The amount of total compensation does not include amounts paid as reimbursement for reasonable travel expenses to attend board meetings and to participate in director continuing education.
(5)As of December 31, 2021, an option to acquire 20,350 shares of our common stock was outstanding.
(6)Includes cash compensation of $5,000 for serving as Chairperson of the Compensation Committee for 2021.
(7)Mr. McCluggage retired from ARC's board of directors effective December 23, 2021.
(8)Includes cash compensation of $5,000 for serving as Chairperson of the Nominating and Corporate Governance Committee for 2021.
(9)Includes cash compensation of $5,000 for serving as Chairperson of the Audit Committee for 2021.

EXECUTIVE OFFICERS

Our executive officers are appointed by our board of directors and serve at the discretion of our board of directors. The names, ages and positions of all of our executive officers as of March 2, 2022 are listed below:

Executive	Age	Position
Kumarakulasingam Suriyakumar	68	Chairman, President and Chief Executive Officer
Dilantha Wijesuriya	60	Chief Operating Officer
Rahul K. Roy	62	Chief Technology Officer
Jorge Avalos	46	Chief Financial Officer

The following is a brief description of the business experience of each of our executive officers and their other affiliations. Biographical information for Mr. Suriyakumar is provided above under “Proposal 1 – Election of Directors.”

Dilantha Wijesuriya joined Ford Graphics, a former division of the Company, in January 1991. He subsequently became president of that division in 2001, and became a Company regional operations head in 2004, which position he retained until his appointment as the Company’s Senior Vice President, National Operations, in August 2008. Mr. Wijesuriya was appointed Chief Operating Officer of the Company on February 25, 2011. Prior to his employment with the Company, Mr. Wijesuriya was a divisional manager with Aitken Spence & Co. LTD, a highly diversified conglomerate and one of the five largest corporations in Sri Lanka.

Rahul K. Roy joined Holdings, our predecessor company, as its Chief Technology Officer in September 2000. Prior to joining the Company, Mr. Roy was the founder, President and Chief Executive Officer of MirrorPlus Technologies, Inc., which developed software for the reprographics industry, from August 1993 until it was acquired by the Company in 1999. Mr. Roy also served as the Chief Operating Officer of InPrint Corporation, a provider of printing, software, duplication, packaging, assembly and distribution services to technology companies, from 1993 until it was acquired by the Company in 1998.

Jorge Avalos was appointed Chief Financial Officer effective February 2015. From 2011 until his appointment as CFO, Mr. Avalos was Chief Accounting Officer and Vice President Finance of the Company. Mr. Avalos joined the Company in June 2006 as the Company’s Director of Finance and became the Company’s Corporate Controller in December 2006, and then Vice President, Corporate Controller in December 2010. Prior to joining the Company Mr. Avalos was employed with Vendare Media Group, an online network and social media company, as its controller. From September 1998 through March 2005, Mr. Avalos was employed in a variety of audit and management roles with PricewaterhouseCoopers LLP.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2021. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the board. Management of the Company has the primary responsibility for the Company’s financial reporting process, including the system of internal controls over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.

In performing its responsibilities, the Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements in ARC’s Annual Report on Form 10-K for the year ended December 31, 2021. The Audit Committee has also discussed with the independent auditors matters required to be discussed by standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee received written disclosures and the letter from the independent auditors pursuant to the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the auditors their independence.

Based on the review and discussions described above, the Audit Committee has recommended to the board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

Mark W. Mealy, Chairperson
Bradford L. Brooks
Cheryl Cook

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

The following table sets forth information, as of March 2, 2022, regarding the beneficial ownership of our common stock by:

•each person who is known to us to own beneficially more than 5% of our common stock;
•each of our directors and each of our executive officers named in the Summary Compensation Table; and
•all directors, nominees and executive officers as a group.

The table includes all shares of common stock issuable within 60 days of March 2, 2022, upon the exercise of options or other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. The applicable percentage of ownership for each stockholder is based on 43,205,623 shares of common stock outstanding as of March 2, 2022. Shares of common stock issuable upon exercise of options and other rights beneficially owned, to the extent exercisable or that may otherwise vest within sixty days of March 2, 2022, were deemed outstanding for the purpose of computing the percentage ownership of the person holding these options and other rights, but were not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information on beneficial ownership in the table and footnotes below is based upon our records, the most recently-filed Schedules 13D or 13G and information supplied to us. To our knowledge, except under applicable community property laws or as otherwise indicated in the footnotes to this table, beneficial ownership is direct and the persons named in the table below have sole voting and sole investment control regarding all shares beneficially owned.

		Shares Beneficially Owned
Name and Address* of Beneficial Owner	Title of Class	Number	Percent
More than 5% Stockholders:
Renaissance Technologies LLC(1) 800 Third Avenue New York, NY 10022	Common stock	3,529,455	8.17%
Directors and Executive Officers:
Kumarakulasingam Suriyakumar(2)(3)(4)	Common stock	4,768,436	11.04%
Bradford L. Brooks(5)(6)	Common stock	130,590	**
Cheryl Cook(5)	Common stock	102,160	**
Tracey Luttrell(7)	Common stock	49,012	**
Mark W. Mealy(5)	Common stock	319,946	**
Rahul K. Roy(8)	Common stock	891,154	2.06%
Dilantha Wijesuriya(9)	Common stock	1,715,258	3.97%
Jorge Avalos(10)	Common stock	561,656	1.30%
All directors and executive officers as a group (eight persons)	Common stock	8,538,212	19.76%

*	Except as otherwise noted, the address of each person listed in the table is c/o ARC Document Solutions, Inc., 12657 Alcosta Blvd., Suite 200, San Ramon, CA 94583.
**	Less than one percent of the outstanding shares of common stock.
_______________
(1)This information is derived from a Schedule 13G filed by Renaissance Technologies LLC (“Renaissance”) on February 11, 2022. Renaissance has sole voting power over 3,029,091 shares, shared voting power over zero shares, sole dispositive power over 3,529,455 shares and shared dispositive power over zero shares.
(2)Includes 250,000 shares of unvested restricted stock and 400,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 2, 2022.
(3)Includes 1,772,664 shares held by the Suriyakumar Family Trust. Mr. Suriyakumar and his spouse, as trustees of the Suriyakumar Family Trust, share voting and investment power over these shares.

(4)Includes 500,000 shares held by the Shiyulli Suriyakumar 2013 Irrevocable Trust, Shiyulli Suriyakumar, Trustee. Also includes 500,000 shares held by the Seiyonne Suriyakumar 2013 Irrevocable Trust, Seiyonne Suriyakumar Trustee. Mr. Suriyakumar and his spouse could be deemed to have beneficial ownership of these shares but they disclaim beneficial ownership except to the extent of their pecuniary interest therein.
(5)Includes 28,301 shares of unvested restricted stock.
(6)Includes 13,566 shares issuable upon exercise of an outstanding stock option within 60 days of March 2, 2022.
(7)Includes 35,833 shares issuable upon exercise of outstanding stock options within 60 days of March 2, 2022.
(8)Includes 235,000 shares of unvested restricted stock and 484,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 2, 2022.
(9)Includes 235,000 shares of unvested restricted stock, 959,898 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 2, 2021, and 328,450 shares held by the Wijesuriya Family Trust. Mr. Wijesuriya and his spouse, as trustees of the Wijesuriya Family Trust, share voting and investment power over the shares held by the trust.
(10)Includes 235,000 shares of unvested restricted stock and 103,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 2, 2022.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2021 regarding all equity compensation plans previously approved by our security holders and all equity compensation plans not previously approved by our security holders.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders
● 2005 Stock Plan	1,726,783(1)	$3.56	—
● 2005 Employee Stock Purchase Plan	—	—	351,588
● 2014 Stock Incentive Plan(2)	3,635,645(3)	$3.60	—
● 2021 Incentive Plan	100,000(4)	$2.07	2,643,541(5)
Equity compensation plans not approved by stockholders	—	—	—
Total	5,462,428		2,995,129
_______________
(1)Represents outstanding options to acquire shares of common stock granted under our 2005 Stock Plan.
(2)Includes shares from the Company’s 2005 Stock Plan subject to issuance under the 2014 Stock Incentive Plan, as amended (the "2014 Plan"), as described in Section 5 of the 2014 Plan.
(3)Represents outstanding options to acquire shares of common stock granted under our 2014 Plan.
(4)Represents outstanding options to acquire shares of common stock granted under our 2021 Plan.
(5)As of December 31, 2021, 2,643,541 shares were available for issuance under the 2021 Incentive Plan ("2021 Plan"), and as of March 4, 2022, after certain grants were awarded in the first quarter of 2022, 1,247,541 shares were available for issuance under the 2021 Plan.

EXECUTIVE COMPENSATION

Our Compensation Committee has designed and implemented a program for our executives that provides a market competitive, performance-based compensation structure consisting of base salary, annual non-equity incentive plans based on pre-established metrics and simple formulas, as well as long-term equity awards. In 2021, ARC received a 89% favorable advisory, non-binding vote by stockholders regarding executive compensation, commonly known as “say on pay.”

The Compensation Committee annually reviews a market analysis of executive compensation plans of peer companies in similar industries and with similar financial metrics, such as revenue and market capitalization. The methodology of the analysis is periodically reviewed by a third-party compensation consultant to ensure its integrity. In February 2022, after its review of the peer-company market analysis and public-company peers, the Compensation Committee determined the plan-based total compensation of our CEO and our other NEOs relative to the median of its peer group as follows:

Executive or Group	Peer Group Median Compensation*	ARC Compensation Defined by Contract*	Percentage of Peer Group Median
All NEOs	$6,120,678	$5,587,485	91%
CEO	$1,757,908	$1,816,500	103%

In consideration of the effects of the continuing COVID-19 pandemic on the Company and its employees in 2021, each NEO volunteered to continue receiving a reduced salary, as each of them did in 2020. As the Company’s performance improved throughout 2021, the base salary reductions for each of the NEOs were decreased incrementally. By December 31, 2021, our CEO’s salary remained reduced by 30%, and each of the other NEOs remained reduced by 10%.

Adjusting the Company’s peer group compensation analysis to reflect the reduced cash base salaries paid in 2021, total compensation of our CEO and our other NEOs relative to the median of its peer group was as follows:

Executive or Group	Peer Group Median Compensation*	ARC Compensation Actually Paid in 2020*	Percentage of Peer Group Median
All NEOs	$6,120,678	$5,294,389	87%
CEO	$1,757,908	$ 1,607,269	91%
* For purposes of comparative analysis, compensation figures for peer group and ARC NEOs include a three-year average of equity-based incentives.

The 2021 pre-determined, quantitative targets for non-equity incentive compensation (annual cash bonuses) for Messrs. Suriyakumar, Wijesuriya and Avalos are based on the Company’s revenue, earnings per share, and cash flow from operations, the latter of which is most heavily weighted. Mr. Roy’s pre-determined, quantitative targets for non-equity incentive compensation are based on revenue and earnings per share, and a third target based on the achievement of certain technology-based objectives, the latter of which is most heavily weighted. Certain thresholds were required to be met for each quantitative target before any NEO was deemed to be eligible to receive an award for said target. At no point during 2021 or subsequent to December 31, 2021 were the pre-determined quantitative targets for 2021 for any of our NEOs changed or reset.

In February 2022, the Compensation Committee determined that Messrs. Suriyakumar, Wijesuriya and Avalos were eligible to receive a portion of their annual bonuses based on the achievement of their pre-determined 2021 revenue and adjusted earnings per share thresholds, and Mr. Roy was eligible to receive a portion of his annual bonus based on the achievement of his pre-determined revenue, adjusted earnings per share threshold and his technology-based objectives. Bonus thresholds for cash flow from operations were not met and thus were not awarded to any of our NEOs. Further, an additional threshold for new business growth was not met and reduced the bonus amounts otherwise payable by 10 percent. These bonus awards continue to demonstrate the Company’s pay-for-performance philosophy.

The Compensation Committee also felt that the Company’s execution of its strategic goals and the accelerated recovery of its financial performance in 2021 was worthy of further recognition and reward. Of note were the Company’s earnings per share (EPS), which increased by more than 45% year-over-year in 2021, and was higher than its pre-pandemic performance in 2018 and 2019; and also, its leverage ratio, net of cash, was at an all-time low at the end of 2021. In consideration of these facts and other significant sales and operational achievements in 2021, the Compensation Committee determined that discretionary bonus payments were appropriate for Messrs. Suriyakumar, Wijesuriya and Avalos, in addition to their plan-based non-equity incentive compensation. The discretionary bonus amount paid to Mr. Suriyakumar was $250,000. Mr. Wijesuriya and Mr. Avalos were each paid a discretionary bonus amount of $150,000.

Consistent with the SEC’s recent amendments to the SRC definition, as defined under applicable SEC rules, ARC is taking advantage of its ability to condense disclosures in our SEC filings, including reduced executive compensation disclosures as set forth below.

2021 Summary Compensation Table

Name and		Salary	Bonus(2)	Stock Awards	Option Awards(3)	Non-Equity Incentive Plan Compensation	All Other Compensation (4)	Total
Principal Position (1)	Year	($)	($)	($)	($)	($)	($)	($)
Kumarakulasingam
Suriyakumar	2021	$800,000(5)	$250,000	$517,500(6)	—	$468,000(15)	$25,279	$2,060,779(18)
President & Chief	2020	$800,000(5)	—	—	—	$594,000(16)	$24,540	$1,418,540(19)
Executive Officer	2019	$800,000	—	$378,000(7)	—	$540,000(17)	$23,996	$1,741,996

Jorge Avalos	2021	$420,000(5)	$150,000	$414,000(8)	—	$196,560(15)	$39,001	$1,219,561(18)
Chief Financial	2020	$414,110(5)	—	$126,000(9)	—	$249,480(16)	$37,867	$827,457(19)
Officer	2019	$360,308	—	$242,000(10)	—	$199,800(17)	$34,409	$836,517

Rahul K. Roy	2021	$675,000(5)	—	$414,000(8)	$128,575(11)	$528,525(15)	$34,837	$1,780,937(18)
Chief Technology	2020	$675,000(5)	—	$126,000(9)	—	$279,450(16)	$33,421	$1,113,871(19)
Officer	2019	$675,000	—	$242,000(10)	—	$243,000(17)	$31,168	$1,191,168

Dilantha Wijesuriya	2021	$470,000(5)	$150,000	$414,000(8)	$100,000(12)	$274,950(15)	$39,001	$1,447,951(18)
Chief Operating Officer	2020	$470,000(5)	—	$126,000(9)	$100,000(13)	$348,975(16)	$37,867	$1,082,842(19)
	2019	$453,846	—	$242,000(10)	$100,000(14)	$317,250(17)	$35,003	$1,148,099

_______________
(1)In addition to our principal executive officer and our principal financial officer, our other NEOs (as defined in Rule 3b-7 of the Exchange Act) in 2021 were our Chief Technology Officer, Mr. Roy, and our Chief Operating Officer, Mr. Wijesuriya.
(2)In addition to plan-based non-equity incentive compensation, discretionary bonuses were awarded to Messrs. Suriyakumar, Wijesuriya and Avalos due to the Company's execution of its strategic goals and the accelerated recovery of its financial performance in 2021 as further described above.
(3)The amounts shown in this column reflect the fair value at the time of grant by the Company to the NEO in accordance with FASB ASC 718. For a discussion of the assumptions used in these calculations, see Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(4)The amounts in this column are set forth in the table below:

		Health, Life and Disability Insurance Premiums	401(k) Company Match	Total
Executive	Year	($)	($)	($)
Kumarakulasingam Suriyakumar	2021	$25,279	—	$25,279
	2020	$24,540	—	$24,540
	2019	$23,996	—	$23,996
Jorge Avalos	2021	$36,681	$2,320	$39,001
	2020	$35,587	$2,280	$37,867
	2019	$32,169	$2,240	$34,409
Rahul K. Roy	2021	$34,442	$395	$34,837
	2020	$33,421	—	$33,421
	2019	$31,168	—	$31,168
Dilantha Wijesuriya	2021	$36,681	$2,320	$39,001
	2020	$35,587	$2,280	$37,867
	2019	$32,763	$2,240	$35,003

(5) Reflects base salary amount pursuant to the terms of the NEO's employment contract. In consideration of the effects of the COVID-19 pandemic on the Company and its employees, each NEO volunteered to reduce his respective cash base salary. Actual reduced base salary amounts in 2021 were as follows: Mr. Suriyakumar ($590,769), Mr. Avalos ($380,423), Mr. Roy ($620,481) and Mr. Wijesuriya ($425,712). Actual reduced base salary amounts in 2020 were as follows: Mr. Suriyakumar ($570,000), Mr. Avalos ($337,212), Mr. Roy ($554,928) and Mr. Wijesuriya ($386,394).
(6)On May 11, 2021, Mr. Suriyakumar was granted 250,000 restricted shares of our common stock under our 2021 Plan.
(7)On February 21, 2019, Mr. Suriyakumar was granted 150,000 restricted shares of our common stock under our 2014 Plan.
(8)On May 11, 2021, Messrs. Avalos, Roy and Wijesuriya were granted 200,000 restricted shares of our common stock under our 2021 Plan.
(9)On February 10, 2021, each of Messrs. Avalos, Roy and Wijesuriya agreed to voluntarily surrender 100,000 shares of restricted common stock (“Award Shares”) granted to each of them on February 13, 2020 (the “Award Date”), after the Company subsequently determined that there was an insufficient number of shares available for awards of restricted shares and restricted stock units under the 2014 Plan to validly issue the Award Shares on the Award Date.
(10)On February 13, 2019, each of Messrs. Avalos, Roy and Wijesuriya were granted 100,000 restricted shares of our common stock under our 2014 Plan.
(11)On May 11, 2021, Mr. Roy was granted an option to acquire 100,000 shares of our common stock under our 2021 Plan.
(12)On February 10, 2021, Mr. Wijesuriya was granted an option to acquire 90,118 shares of our common stock under our 2014 Plan.
(13)On February 13, 2020, Mr. Wijesuriya was granted an option to acquire 207,528 shares of our common stock under our 2014 Plan.
(14)On February 13, 2019, Mr. Wijesuriya was granted an option to acquire 75,551 shares of our common stock under our 2014 Plan.
(15)Payment of bonus based on his performance against his pre-determined quantitative performance objectives and also, in the case of Mr. Roy, his pre-determined individual performance objectives in 2021.
(16)Payment of bonus based on his performance against his pre-determined quantitative performance objectives and also, in the case of Mr. Roy, his pre-determined individual performance objectives in 2020.
(17)Payment of bonus based on his performance against his pre-determined quantitative performance objectives and also, in the case of Mr. Roy, his predetermined individual performance objectives in 2019.
(18)Taking into account voluntary cash base salary reductions (as described in footnote five), actual total compensation paid to each NEO in 2021 was as follows: Mr. Suriyakumar ($1,851,548), Mr. Avalos ($1,179,984), Mr. Roy ($1,726,418) and Mr. Wijesuriya ($1,403,663).
(19)Taking into account voluntary cash base salary reductions and voluntary surrender of restricted stock grants (as described in footnotes five and nine respectively), actual total compensation paid to each NEO in 2020 was as follows: Mr. Suriyakumar ($1,188,540), Mr. Avalos ($624,559). Mr. Roy ($867,799) and Mr. Wijesuriya ($873,236).

Outstanding Equity Awards at Fiscal 2021 Year-End

The following table provides information as of December 31, 2021 regarding outstanding equity awards held by the NEOs listed in the Summary Compensation Table.

	Option Awards					Stock Awards
Executive	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested($)(1)
Kumarakulasingam
Suriyakumar	100,000	—	—	$5.37	5/23/2022	50,000(2)	$175,000
	300,000	—	—	$2.70	3/8/2023	250,000(3)	$875,000

Jorge Avalos	20,000	—	—	$5.37	5/23/2022	33,334(4)	$116,669
	35,000	—	—	$2.70	3/8/2023	200,000(5)	$700,000
	15,000	—	—	$6.16	6/2/2024	—	—
	33,000	—	—	$8.89	3/19/2025	—	—
Rahul K. Roy	100,000	—	—	$5.37	5/23/2022	33,334(4)	$116,669
	250,000	—	—	$2.70	3/8/2023	200,000(5)	$700,000
	100,000	—	—	$6.16	6/2/2024	—	—
	34,000	—	—	$8.89	3/19/2025	—	—
	—	100,000(6)	—	$2.07	5/11/2031	—	—
Dilantha	63,941	—	—	$5.62	4/26/2022	33,334(4)	$116,669
Wijesuriya	10,000	—	—	$5.37	5/23/2022	200,000(5)	$700,000
	143,792	—	—	$2.37	2/21/2023	—	—
	60,000	—	—	$2.70	3/8/2023	—	—
	47,630	—	—	$7.19	2/13/2024	—	—
	25,000	—	—	$6.16	6/2/2024	—	—
	40,283	—	—	$9.09	2/11/2025	—	—
	46,000	—	—	$8.89	3/19/2025	—	—
	98,938	—	—	$3.65	2/18/2026	—	—
	76,347	—	—	$4.75	2/15/2027	—	—
	123,758	41,253(7)	—	$2.21	2/22/2028	—	—
	37,775	37,776(8)	—	$2.42	2/13/2029	—	—
	51,882	155,646(9)	—	$1.26	2/13/2030	—	—
	—	90,118(10)		$2.25	2/10/2031	—	—

(1)The market value of shares that have not vested is based on the closing stock price as of December 31, 2021, which was $3.50.
(2)On February 21, 2019, Mr. Suriyakumar was granted 150,000 restricted shares of our common stock under our 2014 Plan. The shares vest at a rate of 33.3% on each of the first three anniversaries of the grant date.
(3)On May 11, 2021, Mr. Suriyakumar was granted 250,000 restricted shares of our common stock under our 2021 Plan. The shares vest at a rate of 33.3% on each of the first three anniversaries of the grant date.

(4)On February 13, 2019, each of Messrs. Avalos, Roy and Wijesuriya was granted 100,000 restricted shares of our common stock under our 2014 Plan. The shares vest at a rate of 33.3% on each of the first three anniversaries of the grant date.
(5) On May 11, 2021, each of Messrs. Avalos, Roy and Wijesuriya was granted 200,000 restricted shares of our common stock under our 2021 Plan. The shares vest at a rate of 33.3% on each of the first three anniversaries of the grant date.
(6)On May 11, 2021, Mr. Roy was granted an option to acquire 100,000 shares that vests 25% on each of the first four anniversaries of the grant date.
(7)On February 22, 2018, Mr. Wijesuriya was granted an option to acquire 165,011 shares that vests 25% on each of the first four anniversaries of the grant date.
(8)On February 13, 2019, Mr. Wijesuriya was granted an option to acquire 75,551 shares that vests 25% on each of the first four anniversaries of the grant date.
(9)On February 13, 2020, Mr. Wijesuriya was granted an option to acquire 207,528 shares that vests 25% on each of the first four anniversaries of the grant date.
(10)On February 10, 2021, Mr. Wijesuriya was granted an option to acquire 90,118 shares that vests 25% on each of the first four anniversaries of the grant date.

Potential Payments Upon Termination or Change of Control

Our employment agreements with our NEOs require us to provide compensation and other benefits to our NEOs if their employment terminates or they resign under specified circumstances. The following is a summary of the potential payments upon termination of employment pursuant to the employment agreements with our NEOs in effect as of December 31, 2021. The amounts specified below assume that employment terminated on December 31, 2021, and the calculations of the value of equity awards reflect the closing price of our common stock on the NYSE on December 31, 2021.

The severance payments and benefits described below are only payable if the NEO executes and delivers to us an agreement releasing us and our related parties for all claims and liabilities that the NEO may have against us and our related parties.

Under each of our employment agreements with Messrs. Suriyakumar, Avalos, Roy and Wijesuriya:

•“Cause” means a willful refusal to perform the duties set forth in the agreement or as delegated to him, gross negligence, self-dealing or willful misconduct injurious to the Company, fraud or misappropriation of our business and assets, habitual insobriety or use of illegal drugs, criminal activity involving moral turpitude, indictment or trial for a felony or misdemeanor involving moral turpitude, any felony conviction or guilty plea that harms the reputation or business of the Company, or material breach of the employment agreement or any material policy of the Company.
•“Good Reason” means a material change in his respective title, duties and responsibilities set forth in the employment agreement, without his written consent, a reduction in his compensation, without his written consent, a material breach by the Company of any other material terms of the employment agreement, or a Change of Control, as a result of which he is not offered the same or comparable position in the surviving company, or within 12 months after accepting such position, he is terminated without Cause, or he terminates his employment for Good Reason, as provided in the employment agreement. A change in the officer to whom the executive reports, without his consent, also constitutes Good Reason under the employment agreements with Messrs. Avalos, Roy, and Wijesuriya,.
•“Change of Control” means: (a) our being merged with any other corporation, as a result of which we are not the surviving company or our shares are not exchanged for or converted into more than 50% of the voting securities of the merged company; (b) our sale or transfer of all or substantially all of our assets; or (c) any third party becoming the beneficial owner in one transaction or a series of transactions within 12 months, of at least 50% of our voting securities.

Kumarakulasingam Suriyakumar If Mr. Suriyakumar is terminated without Cause or his employment terminates for Good Reason, he is entitled to receive: (a) his base salary for twenty-four months following the effective date of termination; (b) earned but unpaid incentive bonus; (c) continued payment of premiums for him and his eligible dependents to remain covered by our group medical insurance programs, until the earlier of (i) medical insurance coverage being available through another employer, (ii) termination of eligibility for his children under our policies and applicable laws, or (iii) qualification of him and his spouse, in each instance, for Medicare coverage; (d) continued payment of employer-paid benefits, including without limitation, the lease of automobiles, for twenty-four months following the effective date of termination, provided that the annual cost to the Company shall not exceed $10,000; and (e) immediate vesting of any unvested stock options, restricted stock or similar rights granted to him as of the effective date of termination. As of December 31, 2021, payment of all the foregoing in connection with termination of Mr. Suriyakumar’s employment without Cause or for Good Reason would have totaled approximately $3,118,000. Accelerated vesting of Mr. Suriyakumar’s outstanding unvested stock options would not have resulted in any additional compensation. Accelerated vesting of Mr. Suriyakumar’s unvested restricted stock would have resulted in vesting of 300,000 shares of unvested restricted common stock outstanding as of December 31, 2021, with an aggregate market value of approximately $1,050,000. In the case of both stock options and restricted stock, the aggregate market value is based on the closing price on the NYSE on December 31, 2021.

Rahul K. Roy If Mr. Roy is terminated without Cause or his employment terminates for Good Reason, he is entitled to receive: (a) his base salary for 12 months following the effective date of the termination; (b) earned but unpaid incentive bonus; (c) continued payment of premiums for him and his eligible dependents to remain covered by our group medical insurance programs for the period in which he is entitled to continue to receive his base salary; and (d) immediate vesting of all unvested stock options, restricted stock or similar rights granted to him as of the effective date of termination. As of December 31, 2021, payment of all the foregoing in connection with termination of Mr. Roy’s employment without Cause or for Good Reason would have totaled approximately $2,197,636. Accelerated vesting of Mr. Roy’s outstanding unvested stock options would have resulted in vesting of 100,000 shares of common stock subject to unvested options as of December 31, 2021, with a fair market value of $143,000. Accelerated vesting of Mr. Roy’s unvested restricted stock would have resulted in vesting of 233,334 shares of unvested restricted common stock outstanding as of December 31, 2021, with an aggregate market value of approximately $816,669. In the case of both stock options and restricted stock, the aggregate market value is based on the closing price on the NYSE on December 31, 2021.

Dilantha Wijesuriya If Mr. Wijesuriya is terminated without Cause or his employment terminates for Good Reason, he is entitled to receive: (a) his base salary for twelve months following the effective date of termination; (b) earned but unpaid incentive bonus; (c) continued payment of premiums for Mr. Wijesuriya and his eligible dependents to remain covered by our group medical insurance programs for twelve months following the effective date of termination; and (d) immediate vesting of all unvested stock options, restricted stock or similar rights granted to him as of the effective date of termination. As of December 31, 2021, payment of all of the foregoing in connection with termination of Mr. Wijesuriya’s employment without Cause or for Good Reason would have totaled approximately $2,153,609. Accelerated vesting of Mr. Wijesuriya’s outstanding unvested stock options would have resulted in vesting of 324,793 shares of common stock subject to unvested options as of December 31, 2021, with a fair market value of $555,309. Accelerated vesting of Mr. Wijesuriya’s unvested restricted stock would have resulted in vesting of 233,334 shares of unvested restricted common stock outstanding as of December 31, 2021, with an aggregate market value of approximately $816,669. In the case of both stock options and restricted stock, the aggregate market value is based on the closing price on the NYSE on December 31, 2021.

Jorge Avalos If Mr. Avalos is terminated without Cause or his employment terminates for Good Reason, he is entitled to receive: (a) his base salary for twelve months following the effective date of termination; (b) earned but unpaid incentive bonus; (c) continued payment of premiums for Mr. Avalos and his eligible dependents to remain covered by our group medical insurance programs for twelve months following the effective date of termination; and (d) immediate vesting of all unvested stock options, restricted stock or similar rights granted to him as of the effective date of termination. As of December 31, 2021, payment of all of the foregoing in connection with termination of Mr. Avalos’ employment without Cause or for Good Reason would have totaled approximately $1,469,910. Accelerated vesting of Mr. Avalos’ outstanding unvested stock options would not have resulted in any additional compensation. Accelerated vesting of Mr. Avalos’ outstanding unvested restricted stock would have resulted in full vesting of 233,334 shares of unvested restricted common stock as of December 31, 2021, with an aggregate market value of approximately $816,669. In the case of both stock options and restricted stock, the aggregate market value is based on the closing price on the NYSE on December 31, 2021.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of our directors, executive officers, 5% beneficial owners and their affiliates have engaged in transactions with us in the ordinary course of business. The following is a description of such transactions during our fiscal year ended December 31, 2021, and the Company’s policies and procedures applicable to such transactions.

Policies and Procedures Regarding Related Transactions

Our written Related Party Transactions Policy provides that we will only enter into or ratify a transaction with a related party when our board of directors, acting through the Audit Committee, determines that the transaction is in the best interests of ARC and our stockholders.

For the purposes of this policy, a related party means:

•a member of the board of directors (or a nominee to the board of directors);
•an executive officer;
•any person who is known to be the beneficial owner of more than 5% of any class of our securities; or
•any immediate family member of any of the persons listed above.

We review all relationships and transactions in which ARC and our directors, executive officers, and significant stockholders or their immediate family members are participants to determine whether such persons have a direct or indirect interest. Our legal department is primarily responsible for developing and implementing processes and controls to obtain information regarding our directors, executive officers, and significant stockholders with respect to related party transactions and then determining, based on the facts and circumstances, whether ARC or a related party has a direct or indirect interest in these transactions. On a periodic basis, all transactions involving payments between ARC and any company that has an ARC executive officer or director as an officer or director are reviewed. In addition, our directors and executive officers are required to notify us of any potential related party transactions and provide us with the information regarding such transactions.

If it is determined that a transaction is a related party transaction, the Audit Committee must review the transaction and either approve or disapprove it. If advance approval of a transaction is not feasible, the chair of the Audit Committee may approve the transaction and the transaction may be ratified by the Audit Committee in accordance with the Related Party Transactions Policy. In determining whether to approve or ratify a transaction with a related party, the Audit Committee will take into account all of the relevant facts and circumstances available to it, including, among any other factors it deems appropriate, such as:

•the benefits to us of the transaction;
•the nature of the related party’s interest in the transaction;
•whether the transaction would impair the judgment of a director or executive officer to act in the best interests of ARC and our stockholders;
•the potential impact of the transaction on a director’s independence; and
•whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances.

Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the approval of the transaction.

Related Party Real Property Leases

During our fiscal year ended December 31, 2021, we were a party to real property leases with entities owned by our former Chairman of the Board, Mr. Sathiyamurthy Chandramohan, and our current Chairman of the Board, President and Chief Executive Officer, Mr. Suriyakumar, for two of our facilities located in Costa Mesa, California, and Los Angeles, California. Those facilities are leased to us under written lease agreements between us and Sumo Holdings Costa Mesa, LLC and Sumo Holdings, LA, LLC, respectively. Messrs. Chandramohan and Suriyakumar are the only members of each of the Sumo Holdings limited liability companies.

Under these real property leases, we paid those entities rent in the aggregate amount of $534,000 in 2021. We were also obligated to reimburse these entities for certain real property taxes and the actual costs incurred by these entities for insurance and maintenance on a triple net basis.

The real property leases described above were originally entered into by us between November 19, 1997, and February 1, 1999. Our board of directors determined that, as of the February 2005 closing of our initial public offering, we would not enter into any arrangements to lease any additional facilities from Messrs. Chandramohan and Suriyakumar or their affiliates. Our board of directors reviews and approves the renewal terms for any existing related party real property leases and requires that any extensions will not be approved if the proposed base rent exceeds the then-existing fair market rate in the applicable geographic market. Our Chief Financial Officer reviews relevant market data to ensure that base rent for any extension term does not exceed the fair market rate and is authorized to consult with and retain the services of professionals, as necessary, to determine prevailing market rental rates.

Indemnification Agreements

We have entered into, and expect to continue to enter into, indemnification agreements with our directors and executive officers that provide indemnification under certain circumstances for acts and omissions that may not be covered by any directors’ and officers’ liability insurance. The indemnification agreements may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers and directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain officers’ and directors’ insurance if available on reasonable terms.

Registration Rights Agreement

We have a registration rights agreement dating back to April 10, 2000, that is currently in effect only with respect to shares held by Mr. Suriyakumar and Mr. Chandramohan (or entities in which they control a majority of voting shares). The registration rights agreement entitles them to certain rights with respect to the registration of their shares under the Securities Act. These registration rights are summarized below.

Piggyback Registrations. If we propose to register any of our equity securities under the Securities Act (other than pursuant to a demand registration of registrable securities or a registration on Form S-4 or Form S-8) for us or for holders of securities other than the registrable securities, we will offer the holders of registrable securities the opportunity to register their registrable securities.

Conditions and Limitations; Expenses. The registration rights are subject to conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under specified circumstances. We will pay the registration expenses of the holders of registrable securities in demand registrations and piggyback registrations in connection with the registration rights agreement.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires directors and executive officers of the Company to file with the SEC initial reports of initial ownership and reports of changes in ownership of ARC’s equity securities. Based solely on our review of copies of the Section 16(a) reports furnished to us, we believe that the Company’s directors and executive officers timely filed all reports required under Section 16(a) during 2021, except that a Form 4 for Mark W. Mealy was filed one day late on December 15, 2021 due to an administrative oversight.

ADDITIONAL INFORMATION

Householding

Under rules adopted by the SEC, we are permitted to deliver a single set of any proxy statement, information statement, annual report and prospectus to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, called householding, allows us to reduce the number of copies of these materials we must print and mail. Even if householding is used, each stockholder will continue to receive a separate proxy card or voting instruction card.

The Company is not householding for those stockholders who hold their shares directly in their own name. If you share the same last name and address with another Company stockholder who also holds his or her shares directly, and you would each like to start householding for the Company’s annual reports, proxy statements, information statements and prospectuses for your respective accounts, then please contact Tracey Luttrell, Corporate Secretary, ARC Document Solutions, Inc., 12657 Alcosta Blvd., Suite 200, San Ramon, CA 94583, telephone (925) 949-5100.

This year, some brokers and nominees who hold Company shares on behalf of stockholders may be participating in the practice of householding proxy statements and annual reports for those stockholders. If your household received a single proxy statement and annual report for this year, but you would like to receive your own copy this year, please contact Tracey Luttrell, Corporate Secretary, ARC Document Solutions, Inc., 12657 Alcosta Blvd., Suite 200, San Ramon, CA 94583, telephone (925) 949-5100, and we will promptly send you a copy. If a broker or nominee holds Company shares on your behalf and you share the same last name and address with another stockholder for whom a broker or nominee holds Company shares, and together both of you would like to receive only a single set of the Company’s disclosure documents, please contact your broker or nominee as described in the voting instruction card or other information you received from your broker or nominee.

If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of those documents that are mailed at least 30 days or more after receipt of your revocation.

Stockholder Proposals for the 2023 Annual Meeting

In order to present a proposal at our 2023 annual meeting of stockholders, a stockholder must comply with the specific requirements set forth in our Second Amended and Restated Bylaws, including the requirement to provide notice in writing to our Corporate Secretary at our principal executive offices not later than the 90th day nor earlier than the 120th day before the one-year anniversary of our 2022 annual meeting of stockholders, or between December 29, 2022 and January 28, 2023. The stockholder’s notice must include the specific items set forth in our Second Amended and Restated Bylaws.

In order to submit a proposal for inclusion in our proxy materials for the 2023 annual meeting of stockholders, a stockholder must submit the proposal not later than November 25, 2022, and follow the other procedures set forth in Rule 14a-8 of the Exchange Act. If we hold our 2023 annual meeting of stockholders more than 30 days before or after April 28, 2023 (the one-year anniversary date of the 2022 Annual Meeting of Stockholders), we will disclose the new deadline by which stockholders proposals must be received in our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform stockholders. Proposals must also comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

You may request a printed copy of the relevant provision of our Second Amended and Restated Bylaws regarding the requirements for presenting stockholder proposals at our annual meetings of stockholders by contacting Tracey Luttrell, our Corporate Secretary, at (925) 949-5100, or by sending a request by mail to ARC Document Solutions, Inc., 12657 Alcosta Blvd., Suite 200, San Ramon, CA 94583, Attention: Tracey Luttrell, Corporate Secretary.

Additional Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains annual, quarterly and current reports, proxy and information statements and other information that issuers file electronically with the SEC. The SEC’s internet site is www.sec.gov.

Our investor relations internet address is ir.e-arc.com. We make available free of charge, on or through our investor relations website, our proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to those reports filed or furnished pursuant to the Exchange Act, as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. We also make available, through our investors relations website ir.e-arc.com, statements of beneficial ownership of our equity securities filed by our directors, executive officers, 10% or greater stockholders and others under Section 16 of the Exchange Act. The reference to our website address does not constitute incorporation by reference of the information contained in the website and should not be considered part of this document.

A copy of our Code of Conduct, as defined under Item 406 of Regulation S-K, including any amendments thereto or waivers thereof, our Corporate Governance Guidelines, and board committee charters can also be accessed on our investor relations website, ir.e-arc.com, by selecting “Corporate Governance” from the navigation menu. Our Code of Conduct applies to all directors, officers and employees, including our Chief Executive Officer and our Chief Financial Officer. We will post any amendments to the Code of Conduct, and any waivers that are required to be disclosed by the rules of either the SEC or the NYSE, on our website.

You can request a printed copy of these documents, excluding exhibits, at no cost, by contacting Investor Relations at (925) 949-5100 or by sending a request by mail to 12657 Alcosta Blvd., Suite 200, San Ramon, CA 94583, Attention: David Stickney, Vice President Corporate Communications.

YOUR VOTE AT THIS YEAR’S ANNUAL MEETING OF STOCKHOLDERS IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY.

By order of the Board of Directors,
March 25, 2022
Tracey Luttrell
Corporate Counsel and Corporate Secretary

SCAN TO VIEW MATERIALS & VOTE

ARC DOCUMENT SOLUTIONS, INC.
ATTN: ARC LEGAL DEPARTMENT
12657 ALCOSTA BLVD., SUITE 200
SAN RAMON, CA 94583

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/27/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ARC2022**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/27/2022. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01) K. Suriyakumar 02) Bradford L. Brooks 03) Cheryl Cook 04) Tracey Luttrell 05) Mark W. Mealy

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratify the appointment of Armanino LLP as ARC Document Solutions, Inc.'s independent registered public accounting firm for 2022.	☐	☐	☐
3. Approve advisory, non-binding vote on executive compensation.	☐	☐	☐

NOTE: Transact any other business that may properly come before the annual meeting and any postponements and any adjournments of the annual meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000533769_1 R1.0.0.24

ARC DOCUMENT SOLUTIONS, INC.
Annual Meeting of Stockholders
April 28, 2022 9:00 AM PDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Kumarakulasingam Suriyakumar, the Chairman of the Board, Chief Executive Officer, President and a director of ARC Document Solutions, Inc., and Tracey Luttrell, Corporate Secretary and a director of ARC Document Solutions, Inc., and each of them, with full power of substitution, proxies of the undersigned to vote all shares of Common Stock of ARC Document Solutions, Inc. held by the undersigned on March 2, 2022, at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/ARC2022 on Thursday, April 28, 2022, at 9:00 a.m. PDT, and at any postponements or adjournments thereof. Without limiting the authority granted herein, the above named proxies are expressly authorized to vote as directed by the undersigned as to those matters set forth on the reverse side hereof. If no directions are given, this Proxy will be voted "FOR" all of the director nominees named on the reverse side under Proposal 1 and "FOR" Proposals 2 and 3. The above named proxies will vote in their discretion on all other matters that are properly brought before the annual meeting. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

Continued and to be signed on reverse side

0000533769_2 R1.0.0.24